EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
of WaferGen Bio-Systems, Inc.:

We hereby consent to the incorporation by reference in Registration Statement (Form S-8) pertaining to the WaferGen Bio-Systems, Inc. 2008 Stock Incentive Plan of our report dated March 19, 2010 (except for Notes 1, 2, 8, 9, 10, 11, 14, 15 and 16 for which the date is May 12, 2010) with respect to the consolidated financial statements of WaferGen Bio-systems, Inc. included in its Annual Report (Form 10-K, as amended) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Rowbotham & Company LLP

San Francisco, CA
October 14, 2010